Exhibit 3.1

AMENDED AND RESTATED CERTIFICATE OF INCORPORATION

OF

SENSUS METERING SYSTEMS INC.

1. The Certificate of Incorporation of Sensus Metering Systems Inc. (the “Corporation”) was filed in the Office of the Secretary of State of the State of Delaware on October 8, 2003, and amended on December 2, 2003.

2. That the corporation has not received any payment for any of its stock.

3. That the amendment was duly adopted in accordance with the provisions of section 241 of the General Corporation Law of the State of Delaware (the “GCL”).

4. The text of the Certificate of Incorporation, as amended and restated herein, shall read as follows:

FIRST: The name of the Corporation is Sensus Metering Systems Inc. (the “Corporation”).

SECOND: The address of the Corporation’s registered office in the State of Delaware is c/o The Corporation Trust Company, 1209 Orange Street, in the city of Wilmington, County of New Castle, Delaware 19801. The name of its registered agent at such address is The Corporation Trust Company.

THIRD: The nature or purpose of the business to be conducted or promoted by the Corporation is to engage in any lawful act or activity for which corporations may be organized under the GCL.

FOURTH: The total number of shares of stock which the Corporation shall have authority to issue is Two Thousand (2,000) shares, consisting of:

(i) Five Hundred (500) shares of Common Stock, par value $0.001 per share (the “Common Stock”); and

(ii) One Thousand Two Hundred (1,500) shares of Series A Preferred Stock, par value $0.001 per share (the “Series A Preferred Stock”).

A statement of the powers, designations, preferences, and relative participating, optional or other special rights and the qualifications, limitations and restrictions of the Common Stock and the Series A Preferred Stock is as follows:

1. Common Stock.

(a) Dividends. Subject to the terms of the Series A Preferred Stock, dividends may be paid in cash or otherwise with respect to the Common Stock out of the assets of the Corporation legally available therefor, upon the terms, and subject to the limitations, as the Board of Directors of the Corporation (the “Board of Directors”) may determine. All shares of Common Stock of the Corporation shall be of equal rank and shall be identical.

(b) Liquidation Rights. Subject to the terms of the Series A Preferred Stock, in the event of a Liquidation of the Corporation, the holders of Common Stock shall be entitled to share in the distribution of any remaining assets available for distribution to the holders of Common Stock ratably in proportion to the total number of shares of Common Stock then issued and outstanding.

(c) Voting Rights. The holders of Common Stock shall be entitled to one vote per share in voting or consenting to the election of directors and for all other corporate purposes to the extent authorized by this Certificate of Incorporation or the GCL.

2. Series A Preferred Stock. The Series A Preferred Stock has the preferences and relative and other rights, and the qualifications, limitations or restrictions thereof, are as follows:

(1) Dividends.

(a) The holders of the Series A Preferred Stock shall be entitled to accrue and receive, when, as and if declared by the Board of Directors, cumulative annual dividends per share in an amount equal to 10% of the Dividend Base Amount of the issued and outstanding Series A Preferred Stock. Accrual of such dividends shall be computed on the basis of a 360-day year consisting of twelve 30-day months, and shall, when declared by the Board of Directors, accrue annually in arrears on each Dividend Payment Date, and in full when the Series A Preferred Stock is redeemed by the Corporation in the manner provided in paragraph 2(4) below. Dividends on Series A Preferred Stock shall accrue, whether or not declared or paid and regardless of whether there are profits, surplus or other funds legally available for payment of dividends, and shall be earned, from and after the Issue Date of the Series A Preferred Stock.

(b) All dividends paid with respect to shares of Series A Preferred Stock pursuant to this paragraph 2(1) shall be paid pro rata to the holders entitled thereto based on the number of shares of Series A Preferred Stock held by them. In the event that the funds legally available therefor shall be insufficient for the payment of the entire amount of cash dividends payable at any Dividend Payment Date, subject to this paragraph 2(1), such funds shall be allocated for the payment of dividends with respect to the shares of Series A Preferred Stock pro rata based upon the sum of the Liquidation Preference of the outstanding shares plus accrued but unpaid dividends on such Series A Preferred Stock.

(c) Dividends, whether in cash, property or otherwise, on the Series A Preferred Stock may not be declared, paid or set apart for payment, nor may the Corporation redeem, purchase or otherwise acquire any shares of Series A Preferred Stock, if (A) the Corporation is not solvent or would be rendered insolvent thereby or (B) at such time the terms and provisions of any law, this Certificate of Incorporation, or any agreement relating to the Corporation’s indebtedness, including the Credit Agreement and the Indenture, each as may be amended, restated, refinanced or supplemented from time to time, prohibiting such declaration, payment or setting apart for payment or such redemption, purchase or other acquisition, or providing that such declaration, payment or setting apart for payment or such redemption, purchase or other acquisition would constitute a violation or breach thereof or a default thereunder.

(2) Priority. The Series A Preferred Stock shall, with respect to dividend rights and rights on Liquidation, rank (i) senior to all Junior Stock, and (ii) pari passu with any Parity Stock.

(a) Dividends. So long as any shares of Series A Preferred Stock shall be outstanding, the Corporation shall not, and shall not permit any of its Subsidiaries to, (i) declare or pay with respect to any Junior Stock, any dividend whatsoever, whether in cash, property or otherwise (other than dividends payable in shares of the class or series upon which such dividends are declared or paid), or (ii) make any distribution with respect to any Junior Stock, provided, that the accrual of dividends on Preferred Stock will not be restricted by the foregoing.

(b) Redemption. The Corporation shall not, and shall not permit any of its Subsidiaries to, directly or indirectly, redeem, purchase or otherwise acquire for value any Junior Stock or Parity Stock (or pay, set aside or make available any money for the purchase or redemption thereof) unless, at the time of making such redemption, purchase or other acquisition the Corporation shall have redeemed, or shall contemporaneously redeem, all of the then outstanding shares of Series A Preferred Stock at the Series A Redemption Price.

(c) The Corporation shall not, and shall not permit any Subsidiary of the Corporation to, make any distribution with respect to, or purchase or otherwise acquire for consideration, any shares of Capital Stock of the Corporation, unless the Corporation could, pursuant to paragraph 2 of ARTICLE FOURTH, make such distribution or purchase or otherwise acquire such shares at such time and in such manner.

(3) Distributions, Upon Liquidation, Dissolution or Winding Up. In the event of any Liquidation, subject to the prior preferences and other rights of any Senior Stock, but before any distribution or payment shall be made to the holders of Junior Stock, the holders of the Series A Preferred Stock shall be entitled to be paid, in cash, out of the assets of the Corporation available for distribution to its stockholders, an amount equal to the aggregate Liquidation Preference of all outstanding shares of Series A Preferred Stock plus accrued but unpaid dividends with respect to such shares of Series A Preferred Stock to be redeemed as of the date of such Liquidation (or, in the case of a voluntary Liquidation, the Series A Redemption Price per share for the Series A Preferred Stock as of the effective date of the voluntary Liquidation). If, upon any such Liquidation, the assets of the Corporation distributable among the holders of all outstanding shares of the Series A Preferred Stock and of any Parity Stock shall be insufficient to permit the payment in full to such holders of the preferential amounts to which they are entitled, then the entire assets of the Corporation remaining after the distributions to holders of any Senior Stock of the full amounts to which they may be entitled shall be distributed among the holders of the Series A Preferred Stock and of any Parity Stock ratably in proportion to the full amounts to which they would otherwise be respectively entitled.

Written notice of any Liquidation, stating a payment date and the place where the distributive amounts shall be payable, shall be given consistent with paragraph 2(7)(c), not less than 30 days prior to the payment date stated therein, to the holders of record of the Series A Preferred Stock at their respective addresses as the same shall appear on the books of the Corporation.

(4) Redemption by the Corporation.

(a) The Series A Preferred Stock may be redeemed, at the option of the Corporation, in whole or in part at any time without penalty at a redemption price per share equal to the Liquidation Preference of the Series A Preferred Stock plus an amount in cash equal to all accrued but unpaid dividends with respect thereto on the date of such redemption (the “Series A Redemption Price”). If less than all of the outstanding shares of Series A Preferred Stock are to be redeemed pursuant to this paragraph 2(4)(a) or paragraph 2(4)(b) below, such shares shall be redeemed pro rata among all the holders of Series A Preferred Stock on the basis of their respective Series A Redemption Prices. The Corporation shall deliver notice of any such redemption to the holders of Series A Preferred Stock not less than thirty (30) days nor more than sixty (60) days prior to such redemption stating the payment date and the amount of Series A Preferred Stock to be redeemed. Upon redemption of only a portion of the number of shares of Series A Preferred Stock covered by a certificate, the Corporation shall issue and deliver to the holder of the certificate so surrendered, at the expense of the Corporation, a new certificate representing the number of shares of Series A Preferred Stock not redeemed.

(b) The Corporation shall redeem all then outstanding shares of Series A Preferred Stock on the date that is the eleventh anniversary of the initial Issue Date, at a price equal to the Series A Redemption Price. For purposes of this paragraph 2(4)(b), the eleventh anniversary of the Issue Date is the “Series A Mandatory Redemption Date”.

(c) Notice of every proposed redemption of Series A Preferred Stock shall be sent by or on behalf of the Corporation to the holders of record of the shares of Series A Preferred Stock so to be redeemed prior to the date fixed for redemption (the “Series A Redemption Date”) (i) notifying such holders of the election or obligation of the Corporation to redeem such shares of Series A Preferred Stock and of the Series A Redemption Date, (ii) stating the place or places at which the shares of Series A Preferred Stock called for redemption shall, upon presentation and surrender of the certificates evidencing such shares of Series A Preferred Stock, be redeemed, and the Series A Redemption Price therefor, and (iii) stating that unless the Corporation defaults in making the redemption payment, dividends on the Dividend Base Amount shall cease to accrue on the Series A Redemption Date. Series A Preferred Stock owned by such holder are then to be redeemed. Such notice shall also specify the number of shares thereof which are to be redeemed and the numbers of the certificates representing such shares.

(d) If the Corporation shall default in making payment or delivery as aforesaid on the Series A Redemption Date, then each holder of shares called for redemption shall be entitled to all preferences and relative and other rights accorded to such shares of Series A Preferred Stock until and including the date (the “Series A Final Redemption Date”) when the Corporation makes payment or delivery as aforesaid to the holders of the Series A Preferred Stock. From and after the Series A Redemption Date or, if the Corporation shall default in making payment or delivery as aforesaid, the Series A Final Redemption Date, the shares of Series A Preferred Stock called for redemption shall no longer be deemed to be outstanding, and all rights of the holders of such shares shall cease and terminate, except the right of the holders of such shares, upon surrender of certificates therefor, to receive amounts to be paid hereunder.

(5) Voting Rights.

(a) The holders of the issued and outstanding shares of Series A Preferred Stock shall have no voting rights except as set forth in this paragraph 2(5) or as otherwise required by law.

(b) In addition to any other rights provided by law, so long as any Series A Preferred Stock is outstanding, the Corporation, without first obtaining the affirmative vote or written consent of the holders of not less than a majority of the then outstanding shares of Series A Preferred Stock voting separately as a single class, will not:

(i) amend or repeal any provision of, or add any provision to, the Corporation’s Certificate of Incorporation or By-laws in either case if such action would alter adversely the preferences, rights, privileges or powers of, or the restrictions provided for the benefit of, any holder of shares of Series A Preferred Stock;

(ii) issue any additional shares of Series A Preferred Stock or any Capital Stock which is, relative to the Series A Preferred Stock, Senior Stock or Parity Stock;

(iii) directly or indirectly, declare or pay any dividend or make any distribution on account of, or purchase, redeem or otherwise acquire for consideration, any Junior Stock; or

(iv) reclassify any class or series of any Junior Stock into Parity Stock or Senior Stock or reclassify any series of Parity Stock into Senior Stock.

(6) Certain Other Matters.

(a) Payment of Taxes. The Corporation shall pay all documentary, stamp, transfer and other taxes (other than taxes on income of the holders of shares of Series A Preferred Stock) and other governmental charges attributable to the issuance or delivery of shares of Series A Preferred Stock; provided, however, that the Corporation shall not be required to pay any taxes payable in respect of any transfer involved in the issuance or delivery of any certificate for such shares in a name other than that of the holder of the shares of Series A Preferred Stock in respect of which such shares are being issued.

(b) Notices. All notices and other correspondence to holders of shares of Series A Preferred Stock hereunder shall be sent by overnight courier or first class mail, postage prepaid, return receipt requested, to such holders at their respective addresses as they shall appear on the records of the Corporation.

(7) Exclusion of Other Rights. Except as may otherwise be required by law, the shares of Series A Preferred Stock shall not have any preferences or relative, participating, optional or other special rights, other than those specifically set forth herein. The shares of Series A Preferred Stock shall have no preemptive or subscription rights.

(8) Headings of Subdivisions. The headings of the various subdivisions hereof are for convenience of reference only and shall not affect the interpretation of any of the provisions hereof.

(9) Severability. If any right, preference or limitation of the Series A Preferred Stock set forth herein (as so amended) is invalid, unlawful or incapable of being enforced by reason of any rule of law or public policy, all other rights, preferences and limitations set forth herein (as so amended) which can be given effect without the invalid, unlawful or unenforceable right, preference or limitation shall, nevertheless, remain in full force and effect, and no right, preference or limitation herein set forth shall be deemed dependent upon any other such right, preference or limitation unless so expressed herein.

(10) Status of Reacquired Shares. Shares of Series A Preferred Stock that have been issued and reacquired in any manner shall (upon compliance with any applicable provisions of the laws of the State of Delaware) have the status of authorized and unissued shares of Preferred Stock issuable in series undesignated as to series and may be redesignated and reissued.

3. Certain Definitions. Unless otherwise stated herein, as used in this ARTICLE FOURTH, the following terms shall have the following respective meanings:

“Affiliate” shall means, with respect to any Person, any other Person that directly or indirectly controls, is controlled by, or is under common control with, such Person. For these purposes, “control” shall mean the possession, direct or indirect, of the power to direct or cause the direction of the management and policies of such Person, whether through the ownership of voting securities, by contract or otherwise.

“Business Day” shall mean any day other than a Saturday, Sunday or other day on which commercial banks in the City of New York are authorized or required by law or executive order to close.

“Capital Stock” shall mean any and all shares or other equivalents (however designated) of capital stock of a corporation, any and all equivalent ownership interests in a Person (other than a corporation).

“Common Stock” is defined above and shall include any and all (as the context may require) shares now or hereafter authorized of common stock of the Corporation and any other stock of the Corporation, howsoever designated that has the right to participate in the distribution of the assets and earnings of the Corporation without limit as to per share amount.

“Credit Agreement” shall means the Credit Agreement among the Company, Sensus Metering Systems (LuxCo 2) S.AR.L, a société en commandite par actions, organized and existing under the laws of the Grand-Duchy of Luxembourg, Sensus Metering Systems (Bermuda 2) Ltd., a company organized under the laws of Bermuda, the Lenders (as defined therein), Credit Suisse First Boston, as administrative and collateral agent for the lenders as such agreement may be amended, waived or otherwise modified from time to time and all other agreements and documents related thereto.

“Dividend Payment Date” shall mean December 31 of each year, commencing December 31, 2003, except that if any Dividend Payment Date is not a Business Day, then the next succeeding Business Day shall be the Dividend Payment Date.

“Dividend Base Amount” shall mean, as to the Series A Preferred Stock, $100,000 per share. Accrued and unpaid dividends will not be added to the Dividend Base Amount.

“Equity Interests” means Capital Stock or partnership interests or warrants, options or other rights to acquire Capital Stock or partnership interests (but excluding (i) any debt security that is convertible into, or exchangeable for, Capital Stock or partnership interest, and (ii) any other indebtedness or obligations).

“Exchange Act” shall mean the Securities Exchange Act of 1934, as amended, and the rules and regulations of the SEC promulgated thereunder.

“Indenture” means the Indenture among the Company, Sensus Metering Systems (Bermuda 2) Ltd., a company organized under the laws of Bermuda, and the other parties thereto relating to the Company’s senior subordinated notes.

“Issue Date” shall mean, with respect to shares of Series A Preferred Stock, the date that such shares are first issued by the Corporation.

“Junior Stock” with respect to the Series A Preferred Stock shall mean any Capital Stock of the Corporation, including the Common Stock, and any class or series of capital stock of the Corporation ranked junior to the Series A Preferred Stock in respect of rights to receive dividends or otherwise not entitled to receive any assets upon any Liquidation until the Series A

Preferred Stock shall have received the entire amount to which such stock is entitled upon such Liquidation;

“Liquidation” shall mean the voluntary or involuntary liquidation, dissolution or winding up of the affairs of the Corporation.

“Liquidation Preference” per share of Series A Preferred Stock shall mean $100,000.

“Parity Stock” shall mean any class or series of capital stock of the Corporation on a parity with the Series A Preferred Stock (as the context requires) in respect of the right to receive dividends and/or assets upon any Liquidation.

“Person” shall mean any individual, firm, corporation, business enterprise, trust, association, joint venture, partnership, any foreign, federal, state, municipal or other government or any department, commission, board, bureau, agency, public authority or instrumentality thereof, or any court or arbitrator or other entity, whether acting in an individual, fiduciary or other capacity.

“SEC” shall mean the Securities and Exchange Commission.

“Securities Act” shall mean the Securities Act of 1933, as amended, and the rules and regulations of the SEC promulgated thereunder.

“Senior Stock” shall mean with respect to any class or series of Capital Stock, any class or series of Capital Stock of the Corporation issued ranking senior to such class or series of Capital Stock in respect of the right to receive dividends and/or assets upon any Liquidation.

“Series A Final Redemption Date” shall have the meaning set forth in paragraph 2(4)(d) below.

“Series A Mandatory Redemption Date” shall have the meaning set forth in paragraph 2(4)(b) below.

“Series A Redemption Date” shall have the meaning set forth in paragraph 2(4)(c) below.

“Series A Redemption Price” shall have the meaning set forth in paragraph 2(4)(a) below.

“Subsidiary” of any Person shall mean any entity of which the Equity Interests entitled to cast at least a majority of the votes that may be cast by all Equity Interests having ordinary voting power for the election of directors or other governing body of such entity are owned by such person (regardless of whether such Equity Interests are owned directly by such Person or through one or more Subsidiaries).

“Voting Stock” shall mean any Common Stock or other Capital Stock of the Corporation having general (and not contingent) voting power to elect members of the board of directors, managers or trustees of the Corporation.

(1)

FIFTH:

1. Limits on Director Liability. Directors of the Corporation shall have no personal liability to the Corporation or its stockholders for monetary damages for breach of a fiduciary duty as a director; provided that nothing contained in this ARTICLE FIFTH shall eliminate or limit the liability of a director (i) for any breach of a director’s duty of loyalty to the Corporation or its stockholders, (ii) for acts or omissions not in good faith or which involve intentional misconduct or knowing violations of law, (iii) under Section 174 of the GCL, or (iv) for any transaction from which a director derived an improper personal benefit. If the GCL is amended to authorize corporate action further eliminating or limiting the personal liability of directors, then by virtue of this ARTICLE FIFTH the liability of a director of the Corporation shall be eliminated or limited to the fullest extent permitted by the GCL, as so amended.

2. Indemnification.

(a) The Corporation shall indemnify, in accordance with the By-laws of the Corporation and to the fullest extent permitted from time to time by the GCL or any other applicable laws as presently or hereafter in effect, any person who was or is a party or is threatened to be made a party to any threatened, pending or completed action, suit or proceeding, whether civil, criminal, administrative or investigative, including, without limitation, an action by or in the right of the Corporation, by reason of his acting as a director or officer of the Corporation (and the Corporation, in the discretion of the Board of Directors, may so indemnify a person by reason of the fact that he is or was an employee or agent of the Corporation or is or was serving at the request of the Corporation in any other capacity for or on behalf of the Corporation) against any liability or expense actually and reasonably incurred by such person in respect thereof; provided, however, the Corporation shall be required to indemnify an officer or director in connection with an action, suit or proceeding (or part thereof) initiated by such person only if (i) such action, suit or proceeding (or part thereof) was authorized by the Board of Directors and (ii) the indemnification does not relate to any liability arising under Section 16(b) of the Securities Exchange Act of 1934, as amended, or any rules or regulations promulgated thereunder. Such indemnification is not exclusive of any other right to indemnification provided by law or otherwise. The right to indemnification conferred by this Section 2 shall be deemed to be a contract between the Corporation and each person referred to herein.

(b) If a claim under subdivision (a) of this paragraph 2 of this ARTICLE FIFTH is not paid in full by the Corporation, the claimant may at any time thereafter bring suit against the Corporation to recover the unpaid amount of the claim and, if successful in whole or in part, the claimant shall be entitled to be paid also the expense of prosecuting such claim. It shall be a defense to any such action (other than an action brought to enforce a claim for expenses incurred in defending any proceeding in advance of its final disposition where any undertaking required by the By-laws of the Corporation has been tendered to the Corporation) that the claimant has not met the standards of conduct which make it permissible under the GCL and subdivision (a) of this paragraph 2 of this ARTICLE FIFTH for the Corporation to indemnify the claimant for the amount claimed, but the burden of proving such defense shall be on the Corporation. Neither the failure of the Corporation (including its Board of Directors, legal counsel, or its stockholders) to have made a determination prior to the commencement of such action that indemnification of the claimant is proper in the circumstances because he or she has met the applicable standard of conduct set forth in the GCL, nor an actual determination by the Corporation (including its Board of Directors, legal counsel, or its stockholders) that the claimant has not met such applicable standard of conduct, shall be a defense to the action or create a presumption that the claimant has not met the applicable standard of conduct.

(c) Indemnification shall include payment by the Corporation of expenses in defending an action or proceeding in advance of the final disposition of such action or proceeding upon receipt of an undertaking by the person indemnified to repay such payment if it is ultimately determined that such person is not entitled to indemnification under this ARTICLE FIFTH, which undertaking may be accepted without reference to the financial ability of such person to make such repayment.

3. Insurance. The Corporation shall have the power (but not the obligation) to purchase and maintain insurance on behalf of any person who is or was a director, officer, employee or agent of the Corporation, or is or was serving at the request of the Corporation as a director, officer, employee or agent of another corporation, partnership, joint venture, trust or other enterprise against any expense, liability or loss incurred by such person in any such capacity or arising out of his status as such, whether or not the Corporation would have the power to indemnify him against such liability under this ARTICLE FIFTH or the GCL.

4. Other Rights. The rights and authority conferred in this ARTICLE FIFTH shall not be exclusive of any other right which any person may otherwise have or hereafter acquire under any statute, provision of this Certificate of Incorporation, By-law, agreement, contract, vote of stockholders or disinterested directors or otherwise.

5. Additional Indemnification. The Corporation may, by action of its Board of Directors, provide indemnification to such of the directors, officers, employees and agents of the Corporation to such extent and to such effect as the Board of Directors shall determine to be appropriate and authorized by the GCL.

6. Effect of Amendments. Neither the amendment, change, alteration nor repeal of this ARTICLE FIFTH, nor the adoption of any provision of this Certificate of Incorporation or the By-laws of the Corporation, nor, to the fullest extent permitted by GCL, any modification of law, shall eliminate or reduce the effect of this ARTICLE FIFTH or the rights or any protection afforded under this ARTICLE FIFTH in respect of any acts or omissions occurring prior to such amendment, repeal, adoption or modification.

SIXTH: At all meetings of stockholders, each stockholder shall be entitled to vote, in person or by proxy, the shares of voting stock owned by such stockholders of record on the record date for the meeting. When a quorum is present or represented at any meeting, the vote of the holders of a majority in interest of the stockholders present in person or by proxy at such meeting and entitled to vote thereon shall decide any question, matter or proposal brought before such meeting unless the question is one upon which, by express provision of law, this Certificate of Incorporation or the By-laws applicable thereto, a different vote is required, in which case such express provision shall govern and control the decision of such question.

SEVENTH:

1. Number of Directors. The number of directors of the Corporation shall be fixed from time to time by the vote of a majority of the entire Board of Directors, but such number shall in no case be less than one (1). Any such determination made by the Board of Directors shall continue in effect unless and until changed by the Board of Directors, but no such changes shall affect the term of any directors then in office.

2. Term of Office; Quorum; Vacancies. A director shall hold office until the annual meeting for the year in which his or her term expires and until his or her successor shall be elected and shall qualify, subject, however, to prior death, resignation, retirement, disqualification or removal from office. Subject to the By-laws, a majority of the entire Board of Directors shall constitute a quorum for the transaction of business. Any vacancies and newly created directorships resulting from an increase in the number of directors shall be filled by a majority of the Board of Directors then in office even though less than a quorum and shall hold office until his successor is elected and qualified or until his earlier death, resignation, retirement, disqualification or removal from office.

3. Removal. Subject to the By-laws, any director may be removed upon the affirmative vote of the holders of a majority of the votes which could be cast by the holders of all outstanding shares of capital stock entitled to vote for the election of directors given at a duly called annual or special meeting of stockholders.

EIGHTH: For the management of the business and for the conduct of the affairs of the Corporation, and in further definition, limitation and regulation of the powers of the Corporation and of its directors and of its stockholders or any class thereof, as the case may be, it is further provided:

(i) The business and affairs of the Corporation shall be managed by or under the direction of the Board of Directors.

(ii) The directors shall have the power, subject to the terms and conditions of the By-laws of Corporation, to make, adopt, alter, amend, change, add to or repeal the By-laws of the Corporation.

(iii) In addition to the powers and authority hereinbefore or by statute expressly conferred upon them, the directors are hereby empowered to exercise all such powers and do all such acts and things as may be exercised or done by the Corporation, subject, nevertheless, to the provisions of the GCL, this Certificate of Incorporation, and any By-laws adopted by the stockholders; provided, however, that no By-Laws hereafter adopted by the stockholders shall invalidate any prior act of the directors which would have been valid if such By-Laws had not been adopted.

NINTH:

1. Stockholder Meetings; Keeping of Books and Records. Meetings of stockholders may be held within or outside the State of Delaware as the By-laws may provide. The books of the Corporation may be kept (subject to any provision contained in the GCL) outside the State of

Delaware at such place or places as may be designated from time to time by the Board of Directors or in the By-laws of the Corporation.

2. Special Stockholders Meetings. Special meetings of the stockholders, for any purpose or purposes, unless otherwise prescribed by law, may be called by the President or the Chairman of the Board, if one is elected, and shall be called by the Secretary at the direction of a majority of the Board of Directors, or at the request in writing of stockholders owning a majority in amount of the Common Stock of the Company issued and outstanding and entitled to vote.

3. No Written Ballot. Elections of directors need not be by written ballot unless the By-laws of the Corporation shall so provide.

TENTH: The Corporation reserves the right to repeal, alter, change or amend any provision contained in this Certificate of Incorporation in the manner now or hereafter prescribed by statute and all rights conferred upon stockholders herein are granted subject to this reservation. No repeal, alteration or amendment of this Certificate of Incorporation shall be made unless the same is first approved by the Board of Directors of the Corporation pursuant to a resolution adopted by the directors then in office in accordance with the By-laws and applicable law and thereafter approved by the stockholders.

IN WITNESS WHEREOF, the undersigned officer of the Corporation has executed this Amended and Restated Certificate of Incorporation on behalf of the Corporation this 15th day of December, 2003.

SENSUS METERING SYSTEMS INC.

/s/ Jonathan F. Boucher
Name:	Jonathan F. Boucher
Title:	President